EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Julie MacMedan

THQ/Investor Relations

818/871-5095

Liz Pieri

THQ/Media Relations

818/871-5061

THQ ANNOUNCES FISCAL 2004 FIRST QUARTER RESULTS

— Sales of Disney/Pixar’s Finding Nemo Drive Strong Top-Line Performance —

CALABASAS HILLS, Calif. — July 24, 2003 — THQ Inc. (NASDAQ: THQI) today announced that revenue for the first quarter ended June 30, 2003 increased to $98.1 million from $85.8 million for the same period a year earlier, on strong sales of Disney/Pixar’s Finding Nemo and other new titles. The net loss for the first quarter of fiscal 2004 was $3.6 million, or $0.09 per share.  Net income for last year’s quarter ended June 30 was $2.3 million, or $0.05 per diluted share, which included a non-cash charge of $2.6 million (net after tax).

“In addition to the successful cross-platform release of Finding Nemo in May, first quarter revenue growth was driven by Evil Dead: A Fistful of Boomstick™, MotoGP 2 and several Game Boy Advance titles,” said Brian Farrell, president and CEO, THQ.  “According to NPD TRST data, THQ was the number three independent publisher with a 6.4% market share for the quarter, demonstrating that our strategy of delivering a broad portfolio of quality entertainment for all ages is on target.  Our focus on improved game quality is reflected in the positive game press received and significant retail interest in THQ’s product lineup.”

Fiscal 2004 Financial Guidance

THQ is providing initial guidance for the second quarter of fiscal 2004 and updating guidance for the fiscal year ending March 31, 2004:

•       For the second quarter of fiscal 2004, the company expects net sales of approximately $120 million and net income of about $0.08 per diluted share.

•       For the fiscal year ending March 31, 2004, THQ anticipates net sales in the range of $530 million to $540 million and net income of between $0.80 and $0.85 per diluted share.

-more-

First Quarter Highlights

•       THQ released the first title in its multi-property, multi-year publishing agreement with Disney and Pixar.  Six Finding Nemo SKUs were released across each of the major game consoles, GameBoy Advance and PC in the U.S. on May 9, in advance of the movie’s theatrical release.  The movie’s box office success combined with quality game ratings fueled sales of Finding Nemo during the quarter.  The game will launch in Europe, Australia and Asia as the movie debuts in various international territories during the second half of 2003.

•       To date, THQ has shipped more than one million units of Finding Nemo in the U.S. Finding Nemo was a top-ten selling title based on dollar sales for the month of June on PS2, Xbox, GameCube and GBA, and a top-ten selling title based on unit sales for the month of June on PC, according to NPD data.

•       THQ announced that Full Spectrum Warrior, developed by Pandemic Studios, is scheduled to launch on the Xbox and PC in the fourth quarter of fiscal 2004.  High critical praise at the game’s E3 trade show unveiling included “Best Original Game” and “Best Simulation Game” awards from the Game Critics Awards — Best of E3 2003, as well as the “Xbox - Most Innovative” award from IGN, a leading gaming Web site.

•       THQ continued its expansion into the high-end PC market with two new content agreements:

1.     The company announced a two-property, multi-year agreement with world-renowned PC development studio Relic Entertainment Inc., creators of the critically acclaimed real-time strategy Homeworld franchise, which has sold more than one million units.  The first of the two projects included in the agreement is scheduled to release in fiscal 2005.

2.     The company also announced a publishing agreement with GSC Gameworld to publish S.T.A.L.K.E.R.: Oblivion Lost, also scheduled for fiscal 2005 release.  The game received strong critical praise at E3 including PC Gamer’s Top 20 list.

•       THQ was the #3 independent publisher year-to-date through June 2003 according to NPD TRST data.  THQ also maintained its long-standing ranking as the #1 independent publisher of handheld games.

•       THQ appointed a fifth independent director, Henry T. DeNero, to its Board.  DeNero has extensive leadership experience, including tenure as chief executive officer of HomeSpace, Inc. and senior financial officer roles with leading technology and retail companies, First Data Corporation and Dayton Hudson Corporation.

The company’s second quarter lineup includes both new original properties and proven brands, including SplashDown®: Rides Gone Wild™ from THQ’s Rainbow Studios and Sphinx and the Cursed Mummy™, both for the PlayStation 2 computer entertainment system; WWE Raw 2 for the Xbox videogame console; and WWE WrestleMania XIX for Nintendo GameCube.

Investor Conference Call:
THQ management will host an investor conference call today, July 24, 2003, at 2:00 p.m. PDT (5:00 p.m. EDT) to review the company’s financial results and operations for the quarter ended June 30, 2003 and discuss its future outlook. The call may be accessed by dialing (877) 316-2542 or (706) 679-0855 or by visiting the investor relations calendar on THQ’s Web site at http://www.thq.com/Corporate/IRCalendar/. The audio webcast will be available through August 7, 2003.

THQ (NASDAQ: THQI) is a leading independent publisher of interactive entertainment software worldwide.  The company develops its products for all popular game systems including the PlayStation® 2 computer entertainment system from Sony Computer Entertainment, the Xbox™ videogame system from Microsoft, Nintendo® GameCube™ and Game Boy® Advance, personal computers as well as wireless devices.   The THQ Web site is located at www.thq.com.  The THQ Wireless site is located at www.thqwireless.com. THQ is a registered trademark of THQ Inc.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company’s expectations for net sales, net income and earnings per share for the quarter ending September 30, 2003 and the fiscal year ending March 31, 2004.  These statements are based on current expectations, estimates and projections about THQ’s business based, in part, on assumptions made by its management.  These statements are not guarantees of THQ’s future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for THQ’s products, including the original content and licensed content games referenced herein, product mix, the timing of product development, customer orders and deliveries and the impact of competitive products.  In addition, such statements could be affected by growth rates and market conditions relating to the interactive software industry and general domestic and international economic conditions.  Specific information concerning these and other such factors is contained in the company’s transition report on Form 10-KT for the period ended March 31, 2003.  A copy of this filing may be obtained by contacting THQ or the SEC.  The forward-looking statements contained herein speak only as of the date on which they are made, and THQ does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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(Tables Follow)

THQ Inc.

First Quarter Earnings Announcement 2004

Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,
	2003	2002
Net sales	$98,095	$85,762

Costs and expenses:
Cost of sales	38,253	32,497
License amortization and royalties	9,252	7,099
Software development amortization	19,244	11,587
Product development	8,766	8,166
Selling and marketing	19,129	11,424
Payment to venture partner	465	1,500
General and administrative	9,362	7,193
Total costs and expenses	104,471	79,466
Income (loss) from operations	(6,376)	6,296
Interest income, net	733	1,579
Other expenses	(4)	(3,006)
Income (loss) before income taxes	(5,647)	4,869
Income taxes	(2,090)	2,578
Net income (loss)	$(3,557)	$2,291
Net income (loss) per share – diluted	$(0.09)	$0.05
Shares used in per share calculation – diluted	38,162	42,052

The above table reflects our Condensed Statement of Operations in accordance with U.S. Generally Accepted Accounting Principles.

This table includes a non-cash charge of $2.6 million (net after tax) for the discontinuation of the Network Interactive Sports on-line joint venture in the United Kingdom for the three months ended June 30, 2002.

Certain reclassifications have been made to the prior year’s consolidated financial statements to conform to current period consolidated financial statements.

THQ Inc.

First Quarter Earnings Announcement 2004

	Balance Sheets (In thousands)
	June 30, 2003	March 31, 2003

ASSETS
Cash, cash equivalents and short-term investments	$188,061	$216,011
Accounts receivable, net of allowances	52,297	35,976
Inventory	18,899	24,339
Licenses	20,182	15,330
Software development	54,242	54,824
Income taxes receivable	5,002	1,116
Prepaid expenses and other current assets	8,828	11,316
Total current assets	347,511	358,912
Property and equipment, net	17,519	16,408
Licenses, net of current portion	20,864	20,053
Software development, net of current portion	4,496	2,640
Deferred taxes, net of current portion	8,270	8,346
Goodwill, net	60,909	58,609
Other long term assets, net	8,947	7,981
Total assets	$468,516	$472,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$17,610	$21,001
Accrued expenses	22,255	20,766
Accrued royalties	15,714	22,893
Deferred income taxes	7,477	7,353
Total current liabilities	63,056	72,013
Accrued royalties, net of current portion	5,392	4,523

Common stock	385	380
Additional paid-in capital	310,036	305,328
Accumulated other comprehensive income	3,995	1,496
Retained earnings	85,652	89,209
Total stockholders’ equity	400,068	396,413
Total liabilities and stockholders’ equity	$468,516	$472,949

THQ Inc.

Supplementary Tables

	Three Months Ended June 30,
	2003	2002
Platform Revenue Mix
PlayStation 2	28.5%	27.4%
PlayStation	3.8	8.4
Game Boy Advance	21.3	27.0
Game Boy Color	1.4	1.6
Game Cube	7.0	18.7
Xbox	19.7	9.0
PC	15.8	6.9
Other	2.5	1.0
	100.0%	100.0%

Geographic Revenue Mix
Domestic	70.7%	79.8%
Foreign	29.3	20.2
	100.0%	100.0%